 Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-194510) of Forward Industries, Inc. of our report dated March 23, 2018, on our audits of the balance sheets of Intelligent Product Solutions Inc.  as of September 30, 2017 and 2016, and the related statements of operations, shareholders’ equity and cash flows, which report appears in the Current Report on Form 8-K/A filed by Forward Industries, Inc. on April 5, 2018.

/s/ CohnReznick LLP

Jericho, New York

June 28, 2018